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                                                                    Exhibit 99.1

                                 [TRUSERV LOGO]

                                EARNINGS RELEASE

                                        For more information, contact:
                                        Matt Vander Laan
                                        Edelman
                                        (312) 240-2838

                     TRUSERV ANNOUNCES THIRD QUARTER RESULTS
                        Truserv reports earnings increase


         CHICAGO, OCTOBER 29, 2004- TruServ Corporation reported today revenue of $474.5 million for the quarter ended October 2, 2004, a decrease of $4.3 million from $478.8 million for the same period a year ago. Net margin for the quarter was $13.4 million, versus a loss of $9.8 million a year ago. Last year's third quarter results included a net charge of $16.2 million related to the August 29, 2003 debt refinancing, partially offset by a gain on a litigation settlement.

         TruServ Corporation reported today revenue of $1,549.2 million for the nine-months ended October 2, 2004, an increase of 3.0 percent or $45.1 million from $1,504.1 million for the same period a year ago. The year-to-date sales increase was primarily driven by same store sales growth. Net margin for the year-to-date period was $32.4 million, versus $11.0 million a year ago. Last year's nine-month results included a $7.1 million gain from the April 2003 early termination of various non-compete agreements with a company who purchased TruServ's lumber and building materials business in 2000, in addition to the previously mentioned 2003 third quarter $16.2 million net charge.

         President and Chief Executive Officer Pamela Forbes Lieberman said, "We continue to see strength in our co-op's financial performance. Last year's refinancing has been a catalyst of the improved results."

         "And our debt has declined year-over-year by $25.1 million, even with the impact of lifting the moratorium on our stock on July 6, 2004," added Forbes Lieberman.

         TruServ, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with sales of $2.0 billion in 2003. The TruServ cooperative includes approximately 6,100 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on TruServ and its retail identities is available at www.truserv.com.


This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the company's most recent Form 10-K, which Note is incorporated into this news release by reference.